Exhibit 16

PricewaterhouseCoopers LLP 600 Grant Street Pittsburgh PA 15219 Telephone (412) 355 6000
July 17, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read the statements made by Portola Packaging, Inc. (copy attached), which were filed, on June 30, 2006 with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, (the “8-K”). We disagree with the statements regarding our firm for the following reasons.
In the third paragraph of the 8-K, PricewaterhouseCoopers LLP (“PwC”) takes exception to the assertion of Portola Packaging, Inc. (the “Company”) that there were no “disagreements” pursuant to Item 304(a)(1)(iv) of Regulation S-K. In its unaudited interim financial statements as of and for the quarter and six-month period ended February 28, 2006, which were included in the Company’s Form 10-Q for the quarter ended February 28, 2006, filed with the Securities and Exchange Commission on April 13, 2006 (the “10-Q”), the Company did not record a loss contingency of $1.5 million related to certain litigation matters discussed in the Company’s Item 4.02(a) Form 8-K filing dated June 30, 2006. During June 2006, PwC had ongoing discussions with the Company regarding the application of provisions of Statement of Financial Accounting Standards No. 5, Accounting for Contingencies (“SFAS 5”), with respect to the recording of such loss contingency during the quarter ended February 28, 2006. On June 29, 2006, the Company advised PwC that it had concluded that such loss contingency should not be recorded during the quarter ended February 28, 2006 and PwC determined that the Company’s conclusion resulted in a “disagreement.” On June 30, 2006, the Company resolved the aforementioned disagreement by advising PwC that it decided to record the $1.5 million loss contingency discussed above by restating its unaudited interim financial statements for the quarter and six-month period ended February 28, 2006.
With regards to the disclosure made by Portola Packaging, Inc. (the “Company”) in the first paragraph of the 8-K, PwC will consider whether to “...continue to perform tax services for the Company...”

With respect to management’s decision to restate its unaudited interim financial statements for the quarter and six-month periods ended February 28, 2006, we have advised management to consider enhancing its 8-K disclosure related to the potential weaknesses in internal control over financial reporting, which contributed to the restatement.
The date of the 8-K may have to be reconsidered because, as noted on the cover of the 8-K, the “Date of Report” is the “Date of the earliest event reported,” which in this case appears to be the June 26, 2006 date that PwC was dismissed as the independent registered public accounting firm for the Company.
The disclosure in the second paragraph of the 8-K may have to be modified to indicate that the “...past two years...” actually refers to the fiscal years ended August 31, 2005 and 2004. Additionally in this same paragraph, the word “principals” should be changed to “principles.”
The disclosure in the third paragraph of the 8-K should be modified to change the phrase “...accounting principals or practices...” to “...accounting principles or practices...”
It should also be noted that we have no basis to comment regarding the reasons disclosed by the Company in the first paragraph of the 8-K concerning the dismissal of PwC.

Very truly yours,

PricewaterhouseCoopers LLP

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
June 30, 2006
Date of Report (Date of earliest event reported)

PORTOLA PACKAGING, INC. (Exact name of registrant as specified in its charter)

Delaware	033-95318	94-1582719

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
951 Douglas Road
Batavia, IL 60510
(Address of principal executive offices, including zip code)
(630)406-8440
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐ Pre-Commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐ Pre-Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

TABLE OF CONTENTS
Item 4.01 CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT
     PricewaterhouseCoopers, LLP (“PWC”) were previously the principal accountants for Portola Packaging, Inc. (the “Company”). On February 13, 2006 the Audit Committee of the Board of Directors authorized the Company’s senior management to solicit proposals from various accounting firms to provide audit and related services for the Company’s fiscal year ended August 31, 2006. The decision resulted from the Audit Committee’s concerns about the increasing costs of such services. On June 26, 2006 the Audit Committee dismissed PWC as the Company’s principal accountants and appointed BDO Seidman, LLP (“BDO”) to be the Company’s principal accountants for the fiscal year ended August 31, 2006. PWC will continue to perform tax services for the Company.
     PWC’s report on the Company’s financial statements for the past two years did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principals.
     During the fiscal years ended August 31, 2004 and 2005 and through June 26, 2006, there were no disagreements with PWC on any matter of accounting principals or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to PwC’s satisfaction would have caused PwC to make reference thereto in connection with PwC’s reports on the financial statements for such fiscal years.
     The Company is restating its second fiscal quarter to record a $1.5 million loss contingency because the Company offered to settle the Blackhawk litigation by paying $1.5 million and will consider the effects of this decision on its internal controls.

     The Audit Committee of the Board of Directors has authorized PWC to respond fully to any inquiries the successor accountants, BDO Seidman, may have.
     The Company provided PWC with a copy of this Form 8-K prior to its filing with the Securities and Exchange Commission and requested that PWC furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made above and, if not, stating the respects in which it does not agree. A copy of PWC’s letter will be filed as an amendment to this Form 8-K after the Company receives it.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Portola Packaging, Inc.

Dated: June 30, 2006	By:	Kim Wehrenberg

Kim Wehrenberg Vice President, General Counsel and Secretary